HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION [3/30/06]

     [$11,200,000] Class B-1 Subordinate Bonds Offered (Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Excess Interest

The tables below show the Excess Interest at forward libor (Appendix) for the first six months, and forward libor plus 100 basis points for every period thereafter, at 100% of the Fisher Francis Prepayment Curve (FFPC – See Appendix). The calculations assume running the deal to maturity, and the deal will not stepdown.

The amount of Excess Interest is equal to the collateral net interest less the interest accrued on each bond at the applicable pass-through rate, plus the net proceeds from the interest rate swap in the deal.

XS INTEREST - 100 FFPC

PERIOD	FWD LIBOR	PERIOD	FWD LIBOR	PERIOD	FWD LIBOR

1	3.20%	46	3.75%	91	2.50%
2	1.96%	47	4.21%	92	2.74%
3	1.84%	48	3.72%	93	2.51%
4	1.83%	49	3.86%	94	2.51%
5	1.83%	50	3.69%	95	3.25%
6	1.84%	51	3.83%	96	2.53%
7	1.88%	52	3.67%	97	2.78%
8	1.87%	53	3.68%	98	2.56%
9	1.88%	54	3.87%	99	2.81%
10	1.88%	55	3.68%	100	2.58%
11	1.87%	56	3.76%	101	2.59%
12	1.88%	57	3.52%	102	2.85%
13	1.87%	58	3.49%	103	2.62%
14	1.87%	59	4.01%	104	2.87%
15	1.87%	60	3.54%	105	2.65%
16	1.87%	61	3.47%	106	2.67%
17	1.98%	62	3.28%	107	3.39%
18	2.22%	63	3.51%	108	2.70%
19	2.21%	64	3.27%	109	2.95%
20	2.20%	65	3.24%	110	2.76%
21	2.60%	66	3.45%	111	3.04%
22	3.08%	67	3.22%	112	2.86%
23	3.78%	68	3.43%	113	2.92%
24	3.85%	69	3.18%	114	3.20%
25	3.84%	70	3.17%	115	3.03%
26	3.80%	71	3.61%	116	3.31%
27	3.92%	72	3.14%
28	4.08%	73	3.36%
29	4.34%	74	3.11%
30	4.44%	75	2.97%
31	4.41%	76	2.72%
32	4.41%	77	2.70%
33	4.24%	78	2.93%
34	4.11%	79	2.67%
35	4.34%	80	2.90%
36	3.90%	81	2.65%
37	4.03%	82	2.63%
38	3.86%	83	3.34%
39	3.99%	84	2.60%
40	3.85%	85	2.82%
41	3.85%	86	2.57%
42	3.99%	87	2.79%
43	3.82%	88	2.54%
44	3.95%	89	2.52%
45	3.78%	90	2.76%

Net WAC

The tables below show the Net WAC at 20% libor with the collateral run at 100% FFPC. The calculations assume running the deal to maturity, and the deal will not stepdown.

	Net		Net		Net		Net
Period	WAC (1)	Period	WAC (1)	Period	WAC (1)	Period	WAC (1)

1	9.34%	31	11.42%	61	10.98%	91	10.70%
2	7.09%	32	11.78%	62	10.97%	92	10.69%
3	12.28%	33	11.38%	63	11.33%	93	10.68%
4	11.88%	34	11.36%	64	10.95%	94	10.67%
5	11.88%	35	12.56%	65	10.95%	95	10.66%
6	12.27%	36	11.32%	66	10.94%	96	10.65%
7	11.87%	37	11.68%	67	10.93%	97	10.64%
8	12.25%	38	11.28%	68	10.92%	98	10.63%
9	11.85%	39	11.64%	69	10.91%	99	10.98%
10	11.84%	40	11.24%	70	10.90%	100	10.61%
11	13.10%	41	11.23%	71	10.89%	101	10.60%
12	11.82%	42	11.58%	72	10.88%	102	10.59%
13	12.20%	43	11.19%	73	10.87%	103	10.58%
14	11.80%	44	11.55%	74	10.86%	104	10.57%
15	12.18%	45	11.16%	75	11.22%	105	10.56%
16	11.78%	46	11.15%	76	10.84%	106	10.55%
17	11.77%	47	12.33%	77	10.83%	107	10.54%
18	12.15%	48	11.12%	78	10.82%	108	10.53%
19	11.74%	49	11.48%	79	10.81%	109	10.53%
20	12.12%	50	11.09%	80	10.81%	110	10.52%
21	11.72%	51	11.45%	81	10.80%	111	10.86%
22	11.71%	52	11.07%	82	10.79%	112	10.50%
23	12.48%	53	11.06%	83	10.78%	113	10.49%
24	11.63%	54	11.42%	84	10.77%	114	10.48%
25	11.97%	55	11.04%	85	10.76%	115	10.47%
26	11.55%	56	11.40%	86	10.75%	116	10.46%
27	11.90%	57	11.02%	87	11.10%
28	11.49%	58	11.01%	88	10.73%
29	11.47%	59	12.18%	89	10.72%
30	11.82%	60	10.99%	90	10.71%

Appendix

Forward Libor:

		100 FFPC

Period	CPR FRM	CPR ARM	Period	CPR FRM	CPR ARM

1	1.719400	3.379693	37	24.561000	43.255000
2	3.438800	6.285820	38	24.518000	42.007314
3	5.158200	9.191948	39	24.279000	40.759628
4	6.877600	12.097528	40	24.040000	39.511942
5	8.597000	15.003109	41	23.801000	38.756364
6	10.316400	17.833081	42	23.562000	38.209511
7	11.283800	19.550429	43	23.463000	37.662659
8	12.251200	21.267778	44	23.364000	37.115807
9	13.198600	22.984242	45	23.265000	36.568955
10	14.146000	24.700705	46	23.166000	36.022102
11	15.093400	26.417169	47	23.067000	35.475250
12	16.040800	30.808707	48	22.968000	34.954422
13	17.368867	30.642231	49	22.750000	34.514368
14	17.336933	30.421554	50	22.700000	34.074314
15	17.235000	30.200876	51	22.650000	33.634260
16	17.133067	29.980198	52	22.600000	33.194206
17	17.031133	29.759521	53	22.550000	32.754152
18	16.929200	29.550037	54	22.500000	32.314098
19	16.877267	29.277105	55	22.450000	31.874044
20	16.825333	29.004174	56	22.400000	31.433990
21	16.613500	28.678516	57	22.350000	30.993936
22	16.401667	28.352858	58	22.300000	30.553882
23	16.189833	28.027200	59	22.250000	30.113828
24	15.978000	29.440414	60	22.200000	29.708029
25	27.575650	66.630436	61	22.150000	29.708029
26	27.447300	62.535033	62	22.100000	29.708029
27	26.572750	57.933086	63	22.050000	29.708029
28	25.698200	53.331138	64	22.000000	29.708029
29	24.823650	48.729191	65	21.950000	29.708029
30	23.949100	45.347605	66	21.900000	29.708029
31	23.607550	43.956056	67	21.850000	29.708029
32	23.266000	42.564508	68	21.800000	29.708029
33	22.924450	41.172960	69	21.750000	29.708029
34	22.582900	39.781411	70	21.700000	29.708029
35	22.241350	38.389863	71	21.650000	29.708029
36	21.899800	38.483161	72	21.600000	29.708029

			Thereafter	21.600000	29.708029